Exhibit 2.7

                                   EXHIBIT C-1

                               PERSONAL GUARANTEE

     For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby guarantees the prompt and punctual payment when due of all payments under and in accordance with the terms of this Promissory Note. The undersigned hereby consents and agrees that renewals and other guarantees and any and all other forbearances or indulgences granted by the Holder to the Maker, may be made, granted and effected by the Holder without notice to the undersigned. This guarantee shall become effective immediately and shall remain in full force and effect until such time as all the obligations of the Maker to the Holder have been satisfied and fulfilled. Notwithstanding the foregoing, the liability of the undersigned hereunder shall be limited to the aggregate principal sum of $694,500, together with accrued interest and the costs of collection.

                                                /s/ Robert Maiello
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                                                    ROBERT MAIELLO

STATE OF NEW YORK
COUNTY OF NEW YORK

     On the 29th day of September in the year of 1999 before me, the undersigned, a notary public in and for the said state, personally appeared Robert Maiello, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted, executed this instrument.

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                                          NOTARY PUBLIC